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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2012

MATTSON TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-24838	77-0208119
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

47131 Bayside Parkway
Fremont, California    94538
(Address of principal executive offices including zip code)

(510) 657-5900
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Certain Officers

On March 12, 2012, Tyler Purvis commenced employment with the Company as chief accounting officer and corporate controller. He was appointed as the Company's principal accounting officer effective as of March 12, 2012.

Mr. Purvis, age 38, during the last five years most recently served as Senior Director, Worldwide Finance and Accounting; Senior Director, Finance and Treasury; and Acting Corporate Controller of Blue Coat Systems, Inc., a provider of web security and WAN optimization solutions. Prior to this, he held positions as Assistant Corporate Controller; Director of Finance; and Sales and Marketing Controller for Novellus Systems, Inc., a developer, manufacturer, seller and service provider of equipment used in the fabrication of integrated circuits. Mr. Purvis started his career at Ernst & Young, LLP, a public accounting firm, serving as an Audit Manager at the time of his departure. Mr. Purvis is a certified public accountant licensed in the State of California.

Pursuant to Mr. Purvis' offer letter, he will be paid an annual base salary of $230,000. Under the Company's bonus program, he is eligible to receive an annual bonus of up to 40% of his earned base salary based on established targets and company performance.

The Compensation Committee has approved the grant to Mr. Purvis of an option to purchase 40,000 shares of the Company's common stock with an exercise price equal to the closing market price of the Company's common stock on the date of grant. The option will be subject to the Company's standard vesting schedule, with the vesting commencement date effective as of March 12, 2012.

In accordance with the Company's customary practice, the Company is entering into its standard form of indemnification agreement with Mr. Purvis, which will require the Company to indemnify him against certain liabilities that may arise as result of his status or service as an officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 15, 2012

Mattson Technology, Inc.

By: /s/ J. Michael Dodson

J. Michael Dodson
Chief Financial Officer, Executive VP, Secretary